Exhibit 3.24(b)

IIII-SSI HOLDINGS, LLC

(a Delaware limited liability company)

OPERATING AGREEMENT

This Operating Agreement (this “Agreement”) is hereby adopted and shall be effective as of December 22, 2000, by an between Insignia Financial Group, Inc. and Insignia Internet Initiatives, Inc. (collectively , the “Members”).

RECITALS

A. The Company was formed on December 22, 2000 as a limited liability company organized under the Delaware Limited Liability Company Act (the “Act”).

B. The parties wish to sell forth their respective rights and obligations as more particularly set forth herein.

Article I

OFFICES

Section 1. Name. The name of the company shall be “III-SSI Holdings, LLC” (the “Company”).

Section 2. Registered Office. The registered office of the Company shall be established and maintained at 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle.

Section 3. Other Offices. The Company may have other offices, either within or without the state of Delaware, at such place or places as the Member may from time to time determine or as the business of the Company may require.

Article II

PURPOSE

Section 1. Purpose. The Company was formed for the purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Act.

Article III

MANAGERS

Section 1. Number. The number of Managers of the Company may be increased or decreased at any time and from time to time by written resolution of the Members. The number of Managers of the Company shall initially be one. The initial Manager of the Company shall be Insignia Internet Initiatives, Inc.

Section 2. Powers. The affairs of the Company shall be managed by its Manager. Any future additional or replacement Managers shall be appointed by written resolution of the Members. A Manager may resign at any time by serving written notice thereof to the remaining Member(s) of the Company. All powers not conferred upon the Member(s) by law or by the Certificate of Formation or any other certificate filed pursuant to law or by this Agreement shall be exercised by the Manager.

Section 3. Qualifications. Each Manager that is an individual, if any, must be at least eighteen years of age.

Article IV

MEMBERS

Section 1. Members. The name and mailing address of the Members is set forth in Attachment 1 hereto. The Members are hereby admitted as the members of the Company and agree to be bound by the terms of this Agreement.

Section 2. Admission Additional Members. One (1) or more additional Members may be admitted to the Company upon receipt of Manager’s prior written consent to such admission. Upon the admission to the Company of any additional Members, the Members shall cause this Agreement to be amended and restated to reflect the admission of such additional Member(s), the initial capital contribution, if any, of such additional Member(s) and the intention of the Members to cause the Company to be classified as a partnership for federal income tax purposes, and to include such other provisions as the Members may agree. Notwithstanding the foregoing, no such additional Member shall be entitled to vote on any matter relating to the Company or the operation thereof unless consented to in writing by the Manager.

Article V

CONTRIBUTIONS AND DISTRIBUTIONS

Section 1. Capital Contributions. The Members have made or will make contributions to the capital of the Company in the amounts and proportions set forth in Attachment 1.

Section 2. Additional Contributions. Each Member shall make such additional capital contributions to the Company (which capital contributions shall always be made by each Member in proportion to such Member’s percentage interest set forth on Attachment 1) as the Members, acting unanimously, may deem necessary or advisable in connection with the business of the Company.

Section 3. Capital Accounts. The Company shall maintain for each Member a separate capital account in accordance with this Section 3 and in accordance with the rules of Treasury Regulation Section 1.704-1 (b)(2)(iv). Each Member’s capital account shall have an initial balance equal to the amount of cash constituting such Member’s initial contribution to the capital of the Company. Each Member’s capital account shall be increased by the sum of (a) the amount of cash constituting additional contributions by such Member to the capital of the Company, plus (b) the portion of any profits allocated to such Member’s Capital Account pursuant to Section 4. Each Member’s capital account shall be reduced by the sum of (a) the amount of cash and the fair value of any property distributed by the Company to such Member, plus (b) the portion of any losses allocated to such member’s capital account pursuant to Section 4.

Section 4. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in proportion to the capital contributions of the Members.

Section 5. Distributions.

(a) No Member shall (i) be entitled to interest on its capital contributions to the Company, if any, or (ii) have the right to distributions or the return of any contribution to the capital of the Company, if any, except (A) f or distributions in accordance with this Section 5 or (B) upon dissolution of the Company. The entitlement to any such return at such time shall be limited to the value of the capital account of the Member. The Manager shall not be liable for the return of any such amounts.

(b) Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Manager. Such distributions shall be allocated among the Members in the same proportion as their capital account balances.

Article VI

INDEMNIFICATION

Section 1. Indemnification of Managers by the Company.

(a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a Manager of the Company, or is or was serving at the specific request of the Company as a Manager, as an officer, employee or agent of another company or of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a Manager, officer, employee or agent or in any other capacity while serving as a Manager, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the laws of the State of Delaware, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.

(b) The right to indemnification conferred in Section 1 of this Article VI shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such Proceeding in advance of its formal disposition (an “ Advancement of Expenses”); provided, however, that an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced (i) if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under the provisions of the laws of the State of Delaware or (ii) by reason of a final judicial determination contained in a non-appealable order, that such indemnitee is not entitled to be indemnified under this Section 1.

Section 2. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Formation, this Agreement, any other agreement or otherwise.

Section 3. Insurance. The Company may maintain insurance, at its expense, to protect itself and any Manager, officer, employee or agent of the Company or another company or corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the laws of the State of Delaware.

Article VII

FINANCE

Section 1. Checks, Drafts, etc. All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Company shall be signed by a Manager or such other person or persons as the Manager may from time to time designate.

Section 2. Fiscal Year. The fiscal year of the Company shall be the calendar year.

Article VIII

MISCELLANEOUS PROVISIONS.

Section 1. Books and Records. The Company shall keep correct and complete books and records of its accounts and its affairs, including copies of all resolutions adopted by the Managers or by the Member.

Section 2. Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without reference to its conflicts of law rules. The provisions of this Agreement cannot be waived or modified unless such waiver or modification is in writing and signed by the Member. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, that invalidity or unenforceability shall not affect the validity or enforceability of the balance of this Agreement. Without limiting the generality of the foregoing, if a provision is held by a court of competent jurisdiction to be invalid or unenforceable by reason of the length of time during which it is to remain in effect, such provision nonetheless shall be enforceable to the maximum extent and for the maximum period of time determined by such court to be permissible.

IN WITNESS WHEREOF, the Members evidence their adoption and ratification of the foregoing Agreement of the Company, as of the 22nd day of December, 2000.

INSIGNIA FINANCIAL GROUP, INC.

By:	/s/ Jeffrey P. Cohen
Jeffrey P. Cohen
Its:	Executive Vice President

INSIGNIA FINANCIAL GROUP, INC.

By:	/s/ Jeffrey P. Cohen
Jeffrey P. Cohen
Its:	Vice President

ATTACHMENT 1

Names and Addresses of Members:	Initial Contribution	Percentage Interest (%)
Insignia Financial Group, Inc. 15 South Main Street, Suite 900 Greenville, SC 29601	$10	1%

Insignia Internet Initiatives, Inc. 15 South Main Street, Suite 900 Greenville, SC 29601	$900	99%